FOR IMMEDIATE RELEASE

Contacts:
Investors                                   Media
Phelps Dodge                                Phelps Dodge
Thomas M. Foster                            Susan M. Suver
(602) 234-8139                              (602) 234-8003
Gregory W. Stevens
(602) 234-8166

Arthur Schmidt & Associates, Inc.           Sard Verbinnen & Co
Martin Zausner/Alan Weinstein/Joan Harper   George Sard/Paul Caminiti
(212) 953-5555                               /Debbie Miller
                                            (212) 687-8080


      PHELPS DODGE INCREASES OFFERS TO ACQUIRE ASARCO AND CYPRUS AMAX; ADDS
                    SUBSTANTIAL CASH COMPONENT TO BOTH OFFERS

        OFFERS PROVIDE 40% PREMIUMS TO ASARCO, CYPRUS AMAX SHAREHOLDERS
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    PHOENIX, AZ, September 22, 1999 -- Phelps Dodge Corporation (NYSE: PD)
announced today that it has increased its offers to acquire Asarco Incorporated (NYSE: AR) and Cyprus Amax Minerals Company (NYSE: CYM) and added a substantial cash component to both offers. The revised offers would provide approximately 40% premiums to the shareholders of both Asarco and Cyprus Amax, based on the unaffected stock prices of all three companies.

    Phelps Dodge is now offering to acquire all shares of Asarco for $9.00 in cash and 0.2880 Phelps Dodge shares per Asarco share on a fully prorated basis. Based on Phelps Dodge's closing share price yesterday, the revised offer currently values Asarco at $25.47 per share, or a total equity value of $1.01 billion, based on approximately 39.8 million Asarco shares outstanding.

    Phelps Dodge is now offering to acquire all shares of Cyprus Amax for $6.89 in cash and 0.2203 Phelps Dodge shares per Cyprus Amax share on a fully prorated basis, maintaining the Asarco/Cyprus Amax announced exchange ratio of 0.765. Based on Phelps Dodge's closing share price yesterday, the revised offer currently values Cyprus Amax at $19.49 per share, or a total equity value of $1.76 billion, based on approximately 90.5 million Cyprus Amax shares outstanding.

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    In the revised offers, shareholders of Asarco and Cyprus Amax will have the right to elect to receive all cash or all Phelps Dodge shares. The all-cash election for Asarco shareholders is $25.90 per Asarco share and the all-stock election is 0.4413 Phelps Dodge shares per Asarco share, subject to proration to maintain the overall cash/stock allocation. The all-cash election for Cyprus Amax shareholders is $19.81 per Cyprus Amax share and the all-stock election is
0.3376 Phelps Dodge shares per Cyprus Amax share, subject to proration to maintain the overall cash/stock allocation. The stock portion of the consideration received will be tax-free to shareholders of both companies.

    Phelps Dodge expects the revised three-way merger to remain immediately and substantially accretive to its cash flow and significantly accretive to its earnings per share beginning in the second year after closing, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001. Based on its strong balance sheet, Phelps Dodge expects to finance the approximately $1 billion cash portion of the offers primarily through existing credit facilities and cash on hand.

    "With these substantial increases, there can be no question that our offers provide clearly superior value to Asarco and Cyprus Amax shareholders compared to the no-premium two-way merger," said Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge. "It is now time for Asarco and Cyprus Amax to come to the table. With their cooperation, we will be in a position to close this compelling three-way merger immediately following the October 13 Phelps Dodge shareholder meeting."

    Yearley added: "The Asarco and Cyprus Amax shareholder votes on September 30 will be a clear-cut referendum. If shareholders approve the two-way no-premium merger, we will immediately withdraw our clearly superior offers and will not bid further."

    Phelps Dodge Corporation is among the world's largest producers of copper. The company also is one of the world's largest producers of carbon black, one of the world's largest manufacturers of magnet wire, and has operations and investments in mines and wire and cable manufacturing facilities around the world. Phelps Dodge has operations in 28 countries.

STATEMENTS IN THIS PRESS RELEASE INCLUDE "FORWARD-LOOKING STATEMENTS" THAT EXPRESS EXPECTATIONS OF FUTURE EVENTS OR RESULTS. ALL STATEMENTS BASED ON FUTURE EXPECTATIONS RATHER THAN ON HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, AND THE COMPANY CANNOT GIVE ASSURANCE THAT SUCH STATEMENTS WILL PROVE TO BE CORRECT. PLEASE REFER TO THE MANAGEMENT'S DISCUSSION AND ANALYSIS SECTIONS OF THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998.